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                                                                  EXHIBIT 10.115

                            HACIENDA ADVENTURE CLUB
                      ACQUISITION AND ASSIGNMENT AGREEMENT


This acquisition and assignment agreement and joint escrow instructions ("AGREEMENT") is made as of September 29, 1995 ("AGREEMENT DATE"), at Las Vegas, Nevada by and between Hacienda Hotel, Inc. and Resort Marketing International (jointly and severally, "HACIENDA") and Brett Torino ("TORINO").


                                    Recitals

A. Torino is the owner of an approximately 13.8 acre parcel of real property located at the northwest corner of Wigwam and Parvin (generally south of Blue Diamond Highway and east of I-10) in Clark County, Nevada, more particularly described in EXHIBIT "A" ("PROPERTY"). The Property will be conveyed to a limited liability company, to be formed pursuant to Section 23 below.

B. Hacienda Hotel, Inc. (having done business as Hacienda Resort Hotel and Casino prior to September 1, 1995), a wholly owned second tier subsidiary of Sahara Gaming Corporation ("SAHARA"), owns and (through Resort Marketing International, another second tier wholly owned subsidiary of Sahara) operates a recreational vehicle park at the Hacienda Resort Hotel and Casino on Las Vegas Boulevard South (which hotel is now owned by Circus Circus Ent., Inc.) and has sold memberships to the public under the name Hacienda Adventure ("CLUB"). The Club is a non-equity club comprised of approximately 4,300 members. The Club
                                                     -----
memberships were purchased by contract, a standard copy of which (together with Club rules and regulations) is attached hereto as EXHIBIT "B". Said contract provides the right, subject to contract conditions, for Club members to stay in the Hacienda recreational vehicle park, by reservation, on a first come first serve basis. In addition to the Club membership contract purchase price, members are required to pay annual dues to maintain membership in the Club.

C. The parties hereto have reached an understanding whereby Hacienda will pay Torino the sum of $4,000,000.00 for Torino to assume the obligation of providing a location and a completed recreational vehicle park on the Property ("NEW RV PARK") for the Club and Club members. Hacienda shall assign to Torino the Club and Club memberships, together with Club membership contracts and obligations, including the obligation to operate and manage the Club on the New RV Park, subject to Hacienda's indemnification described hereinafter. Hacienda shall retain the contract note receivables ("MEMBERSHIP NOTES") due under the existing Club membership sales contracts, and Hacienda and Torino will agree to a procedure whereby Hacienda will keep Torino informed of the status of all membership receivables. Hacienda has agreed to stop selling memberships in the Club as of June 28, 1995. Any sales of memberships, proceeds or receivables from contract sales for the Club after June 28, 1995, will be assigned to Torino.

D. Torino shall provide Hacienda with a plan of development for the New RV Park and a completion schedule for the improvement work depicted on the development plan. The development plan will include floor plans and renderings of all planned structural improvements and specifications for same. The development plan for the New RV Park will include site improvement plans, specifications, and a breakdown of features (i.e.; swimming pool, spa, entry features, landscaping, fencing, together with recreational vehicle pad features and specifications). During the Feasibility Period (defined in Section 3.01 below), Torino will provide to Hacienda a performance and completion of improvements guarantee acceptable to Hacienda.

Now therefore, in consideration of the mutual promises set forth in this Agreement, it is agreed as follows:

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                                 Section 1

1.01 Hacienda's acceptance of this Agreement is subject to Sahara's Board of Directors' approval within seven (7) days of the execution of this Agreement ("APPROVAL PERIOD"). Said Approval Period shall not delay or extend Torino's Feasibility Period, subject to reimbursement by Hacienda of reasonable Torino expenses in the event that Sahara's Board does not approve this Agreement within the Approval Period. Hacienda shall promptly furnish to Torino written notification of Sahara Board approval, together with a resolution of Sahara's Board, in the form of EXHIBIT "C" hereto, confirming this Agreement, the transfer to Torino, and Sahara's guaranty of Hacienda's obligations hereunder.

1.02 Torino agrees that at the Closing (defined in Section 6.01 below) Torino shall accept the Club memberships and membership contracts, and shall assume the obligations and liabilities that go therewith, except as hereinafter provided, for the sum of $4,000,000.00, paid as hereinafter provided. As specified herein, the Club and Club membership will be physically relocated to the New RV Park on the Property, located approximately 3.5 miles south of the existing and current location at the Hacienda Resort Hotel and Casino. Torino is obligated to complete the improvements on the Property for the New RV Park, and Torino is obligated to provide, and make available as needed, one RV space for every 15 Club members, the RV spaces being provided first in the New RV Park, and then, as needed, by Torino's provision or rental of spaces (at no cost to Hacienda and on the same terms to Club members) in the recreational vehicle park adjacent to the Property on the north.

1.03 Subject to verification during the Feasibility Period of Hacienda's representation that the cash flow from annual dues is regularly distributed throughout the year, the annual Club membership dues will not be prorated. Annual dues which become due and payable (by membership agreement) on, or after, the date of Closing shall belong to Torino, regardless of the date such dues are actually paid by the member. Annual dues which become due and payable (by membership agreement) before the date of Closing shall belong to Hacienda, regardless of the date such dues are actually paid by the member. At Closing, and once each month thereafter, for as long as necessary, Hacienda and Torino shall account for the collections of annual dues, and each party shall reimburse the other any dues it has collected on behalf of the other party. Within ten
(10) days of the Agreement Date, Hacienda shall: (a) furnish to Torino copies of all records pertaining to members' dues, and (b) prepare and furnish a synopsis of the status of each member's dues, whether current or delinquent (and if delinquent, an aging schedule). After Closing, Hacienda shall be solely responsible and liable for collection of all delinquent dues of members not yet terminated, and Torino shall be reasonably entitled to review Hacienda collection procedures pertaining to Club members. During the Feasibility Period, Hacienda shall furnish to Torino copies of all communications previously sent by Hacienda to Club members in connection with this Agreement or the subject matter contemplated herein, and all communications of Club members to Hacienda in connection therewith. Any and all notices or communications sent by Hacienda to Club members after the Agreement Date shall be subject to the reasonable prior approval of Torino. At Closing, the parties shall provide joint written notices to all Club members, in form and content reasonably agreeable to the parties, advising the members of post-Closing collection procedures.

                                   Section 2
                                     Price

2.01 The assignment price paid by Hacienda to Torino shall be $4,000,000.00, paid as follows:

     (a)  Within eight (8) business days after the Escrowee (defined in Section
          6.01 below) receives a fully executed and approved copy of this Agreement containing original signatures of Torino and Hacienda, Hacienda shall deposit the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) into escrow. The Escrowee shall invest the $250,000.00 deposit into an interest bearing account as instructed by Hacienda, with interest accruing to Hacienda. If, after the

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          Feasibility Period (described hereinafter), Hacienda, for any reason other than good cause, cancels this transaction, then the deposit money held in escrow shall be released to Torino. Good cause shall be defined as a material misrepresentation by Torino or the failure of Torino to perform any obligations under this Agreement. Upon rezoning of the Property to RVP by the Clark County Commission and upon the receipt of all approvals required to construct the New RV Park, the $250,000.00 deposit shall become non-refundable and shall be released from escrow to Torino.

     (b) The additional sum of $3,750,000.00 in cash shall be paid into escrow, either (1) within five (5) business days of receipt by Torino of all approvals required to construct the New RV Park, including the rezoning of the Property to RVP, or (2) on September 30, 1995, whichever date is later. Prior to September 30, 1995, Hacienda may extend the September 30, 1995, date by thirty-one (31) days, to October 31, 1995, by depositing an additional One Hundred Thousand Dollars ($100,000.00) into escrow along with written notice of intent to extend the date. The additional $100,000.00 shall be treated as non-refundable deposit, in addition to the $250,000.00 deposit described herein before, and said additional $100,000.00 deposit shall be credited toward the $3,750,000.00 due from Hacienda, reducing the amount due on October 31, 1995, to $3,650,000.00. The $3,750,000.00
          or the $3,650,000.00, as the case may be, shall be deposited into a construction trust account with the Escrowee, and upon rezoning of the Property to RVP by the Clark County Commission and upon the receipt of all approvals required to construct the New RV Park, $2,150,000.00 of this sum shall be released from escrow to pay for the Property. The remainder of the funds held in escrow shall be incrementally released to pay for costs of construction of the New RV Park, as construction progresses. Torino shall make written requests from time to time for disbursements from a construction account, and Hacienda shall approve each such request within three (3) business days after receipt thereof. In the even that construction is not progressing, due to alleged bad faith of Torino or other comparable reason, then any immediate draw request then pending shall be paid by Hacienda, and the parties shall immediately undertake good faith efforts to immediately resolve the situation by mutual agreement (or, if mutual agreement cannot be reached promptly, then through mediation by a mutually acceptable third party, who shall be instructed to render a mediation decision within twenty (20) days).

2.02 Performance of Torino's obligations hereunder (not to exceed in amount the $4,000,000.00 paid by Hacienda) shall be secured by a first deed of trust on the Property ("HACIENDA TRUST DEED"), subject to the following:

     (a) At Torino's request, Hacienda shall subordinate the Hacienda Trust Deed to a new lien which will secure additional funds loaned to
          Torino: (1) to complete construction of the New RV Park ("CONSTRUCTION LOAN"), not to exceed Two Million Dollars ($2,000,000.00) (subject to upward adjustment as provided below); (2) to comprise permanent financing for the New RV Park ("PERMANENT LOAN"), not to exceed Three Million Dollars ($3,000,000.00) (subject to upward adjustment as provided below).

     (b) The authorized maximum amount of the Construction Loan and/or Permanent Loan ("AUTHORIZED LOAN") shall be increased, based upon reduction of Club members, as follows:

          (1) The baseline number of Club members ("BASELINE NUMBER") shall be that number of Club members initially assigned from Hacienda to Torino, subject to upward adjustment for members cancelled by Hacienda prior to assignment, but subsequently reinstated, pursuant to Section 2.02(b)(4), below.

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

          (2) The Authorized Loan shall be increased by the sum of $250.00 for each Club member reduced from the Baseline Number, by attrition, cancellation, or consent of the Club member (such as, for example, consensual transfer of the Club member to a new, successor club of Torino); however, under no circumstances shall Hacienda subordinate to an amount greater than 50% of the fair market value of the New RV Park. The foregoing is subject to
               Section 2.03 below, providing that Torino may furnish a bond in lieu of the Authorized Loan.

          (3) Subject to reinstatement, as set forth in Section 2.02(b)(4) below: prior to assignment of Club memberships to Torino, Hacienda shall cancel Club memberships, and after assignment, Torino may cancel Club memberships, for: (1) Membership Notes which are delinquent for more than 180 days in payment of principal and interest ("DELINQUENT NOTES"), or (2) dues which are delinquent for more than one year ("DELINQUENT DUES").

          (4) Club members who are cancelled by Hacienda prior to assignment, pursuant to Section 2.02(b)(3) above, but who subsequently bring their memberships current (i.e., who remove all delinquencies in their Delinquent Notes and Delinquent Dues) within 120 days after cancellation, or if ordered by action of law, shall be reinstated as Club members. The number of such reinstated Club members shall be added to and included within the Baseline Number.

          (5) Notwithstanding any other provision: (A) Torino's obligation to provide and make available one RV space for every 15 Club members shall be computed initially on the basis of the Baseline Number; and (B) thereafter, said number of RV spaces from time to time shall be: (1) adjusted upward, by one RV space for every 15 reinstated Club members, and (2) adjusted downward, by one RV space for every 15 Club members reduced by attrition, cancellation, or consent.

     (c) Hacienda shall execute, acknowledge, and deliver to Torino a full reconveyance of the Hacienda Trust Deed promptly upon the earlier of:
          (1) receipt of evidence satisfactory to Hacienda that the then-current Club membership has been reduced, by attrition, cancellation, or consent, to five hundred (500) Club members or less.

     (d) The Hacienda Trust Deed shall, upon Event of Default (as defined below), allow Hacienda to take title to and possession of the Property, and to operate the New RV Park. "EVENT OF DEFAULT" shall be written complaints or legal action ("COMPLAINTS") filed by 33% or more of the then-current Club membership alleging material breach of the Club sponsor's obligations under the Club membership contracts, with a finding of such material breach by a court of law or arbitrator, based on objective standards and supported by credible evidence, subject to the following exceptions. There shall be no Event of Default for any complaints: (1) caused by or attributable to failure of any Hacienda representation or warranty or otherwise caused by or attributable to Hacienda; or (2) which are cured by Torino within 180 days; or (3) based on the fact of this relocation of the Club; or (4) resulting from any termination of Club members for Delinquent Notes and/or Delinquent Dues.

     (e) If Torino (or assigns) should ever relocate all of the Club facilities from the New RV Park to a successor RV park, in accordance with the terms and conditions of the Club membership contracts, then Hacienda shall execute, acknowledge and deliver a full reconveyance of the Hacienda Trust Deed, provided the following conditions are satisfied:
          (1) the successor RV

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          park shall contain at least one RV space for each fifteen valid Club members plus 20 additional spaces, (2) the successor RV park shall be constructed on property owned in fee by Torino or assigns, (3) Torino, or assigns, shall execute a new first deed of trust in favor of Hacienda, or assigns, to secure the Club sponsor's performance under this Agreement, and (4) the new deed of trust shall be a first deed of trust and Hacienda, or assigns, shall not be obligated to subordinate said deed of trust to any other liens on the property, other than a construction loan and/or permanent loan with the same limits as the Authorized Loans as set forth above. In no event shall Hacienda subordinate its deed of trust to an amount greater than 50% of the fair market value of the successor park.

2.03 Torino shall have the option, in its sole discretion, in lieu of or in substitution for the Hacienda Trust Deed, at any time to furnish to Hacienda a performance bond ("PERFORMANCE BOND") denominating Hacienda Hotel, Inc. as the insured, and guaranteeing performance of Torino's obligations hereunder (not to exceed in insured amount the sum of $4,000,000.00 paid by Hacienda), subject to the following:

     (a) The Performance Bond shall be structured to remain in full force and effect from date of issue until such time as the then-current Club membership has been reduced by attrition, cancellation, or consent, to one thousand (1,000) or fewer original Hacienda Adventure Club members.

     (b) The Performance Bond shall be substituted in lieu of the Hacienda Trust Deed. In the event that the Hacienda Trust Deed is of record at the time the Performance Bond is delivered to Hacienda, the Hacienda Trust Deed shall be immediately released and reconveyed of record.

     (c) After delivery to Hacienda of the Performance Bond, Torino shall be entitled to encumber the Property with the liens of such financing or loans in such amounts, without limitation, as Torino, in its sole discretion, may elect.

     (d) The Performance Bond insured amount shall be decreased from time to time by the sum of $1,000.00 for each Club member reduced from the Baseline Number, by attrition, cancellation, or consent of the Club member.

     (e) The Performance Bond shall provide for payment of amount(s) thereunder equal to proven damages upon Event of Default.

     (f) The original Performance Bond shall be returned to Torino, and shall be fully released and exonerated, promptly upon receipt of evidence satisfactory to Hacienda that the then-current Club membership has been reduced, by attrition, cancellation or consent, to one thousand (1,000) or fewer Club members.

     (g) The foregoing Performance Bond provisions shall apply equally with regard to any Hacienda trust deed in connection with a successor RV park, as set forth in Section 2.02(e), above.

                                   Section 3
                               Feasibility Period

3.01 Torino shall have thirty (30) days, from the date of receipt of materials required, to complete Torino's review of the Club and the Hacienda Adventure RV park operations ("FEASIBILITY PERIOD"). All books, dues records, contracts, documents, ledgers, registers, and computer records that exist, relating to the Club, shall be made available to Torino so that Torino may determine if Torino will proceed with the transaction

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

described in this Agreement. Hacienda shall use its best efforts to produce all documentation within 72 hours of the full execution of this Agreement. Hacienda represents that, to Hacienda's best knowledge, all documents, contracts, exhibits, and other materials supplied to Torino will be correct, accurate, and complete, except as may otherwise be disclosed by Hacienda in writing.

3.02 Torino may deliver to Hacienda a written termination notice at any time during the Feasibility Period, if in Torino's sole and independent discretion the transaction contemplated in this Agreement is not feasible. In the event of such written termination notice given by Torino during the Feasibility Period, the $250,000.00 deposit held in escrow shall be immediately returned to Hacienda and this Agreement shall cease and terminate and be of no further force and effect, and neither party hereto shall have any further rights against or obligations to the other by reason of this Agreement or such termination.

                                   Section 4
                         Representations and Warranties

4.01 Hacienda represents and warrants to Torino as follows:

     (a) Acceptance of this Agreement by Hacienda is subject to Sahara's Board of Directors' approval within seven (7) days of the date of execution of this Agreement.

     (b) Hacienda is a duly organized and validly existing corporation under Nevada law, and Hacienda which, until September 1, 1995, did business at 3950 Las Vegas Boulevard South as the Hacienda Resort Hotel and Casino, and which previously did and currently does business at said address as Hacienda Adventure Club. The Club is a non-equity membership club that was organized to allow sales of non-equity membership rights for qualified buyers/members to stay in the recreational vehicle park area of the Hacienda Resort Hotel and Casino. The Club has general rules and regulations which may be amended from time to time by the Club sponsor, said sponsor being Hacienda. At and after the Closing, Torino shall replace Hacienda as the Club sponsor. The Club has approximately 4,300 members who
                                                        -----
          purchased rights to use RV sites at the Hacienda Adventure RV park in accordance with the terms and conditions of the Club membership agreements. The dues-paying status of the members is reflected in the computer report attached hereto as EXHIBIT "D". The Club contract provides that members may use the Hacienda Adventure RV park, subject to rules and regulations and other members' use of the facilities. Current Club rules provide for a maximum stay of 14 consecutive days. Then members must remove their RV from the park for at least 7 days before returning, or at the sole discretion of management and subject to availability, management may allow a member to stay as a public customer, paying the normal daily rent for 7 days in lieu of leaving the park; thereafter the member may stay in the park for another 14 days as a Club member, subject to space availability. Any exceptions to Club rules and regulations, and any exceptions to the standard Club contract, known to Hacienda, are in writing, and a copy of such is in the individual member's file. Within ten (10) days of the Agreement Date, Hacienda shall prepare and furnish to Torino a summary or abstract of the members' files (to the extent any file is materially different from the standard Club contract), which summary or abstract shall be attached hereto as EXHIBIT "E". Hacienda represents and warrants that, to the best of its knowledge and belief, there are no exceptions to the standard Club contract or to the Club rules and regulations except as specifically set forth in said Exhibit "E". If any material deviation from the standard Club contract is undocumented or not set forth on Exhibit "E", and such deviation imposes conditions or restrictions on Torino greater than the exceptions set forth on Exhibit "E", Hacienda shall indemnify and hold Torino harmless from any and all reasonable damages. The camping and use of the Hacienda Adventure RV park is offered by reservation on a space available basis.

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          The Club is a Camp Coast to Coast ("CCC") affiliate, and is therefore obligated to allow members of other CCC affiliated RV parks to use RV spaces at the Club RV park in accordance with CCC rules and regulations. Hacienda represents and warrants that it does not have a current written agreement with CCC; that Hacienda operates by mutual informal understanding with CCC, as set forth in a CCC letter to Hacienda dated 8-25-95 ("CCC LETTER"); and that true, correct and complete copies of the CCC Letter and the current CCC rules and regulations are attached hereto as EXHIBIT "F". Club members are comprised of two classes of memberships, known as Campers and Resorters. Resorter members are entitled to discounts on services and facilities at some CCC affiliated resorts, which discounts are not available to Camper members. Torino shall not be obligated by this Agreement or the existing CCC agreement or rules and regulations to offer or provide facilities or services for Resorter members beyond those provided to Camper members; however, this Agreement shall not preclude Torino from doing so in the future if Torino deems it to be in Torino's best interest.

     (c) The Club is duly organized and validly existing under the laws of the State of Nevada, and is a non-equity club comprised of approximately 4,300 members.
          -----

     (d) The execution, delivery, and performance of this Agreement by the persons executing the same on behalf of Hacienda have been duly and validly authorized (and by their execution hereof such persons individually represent and warrant that they are so authorized) to execute this Agreement.

     (e) Neither the execution, delivery, or performance of this Agreement will conflict with or result in a breach of any of the terms, conditions, or provisions of any judgment, order, injunction, decree, or ruling of any court or governmental authority to which Hacienda or the Club is subject or any agreement or instrument to which any of them is a party or by which any of them is bound, or will constitute a default thereunder.

     (f) To the best of Hacienda's knowledge and belief, no consent, approval, or authorization of any governmental authority or private party is required in connection with the execution, delivery, or performance of this Agreement by Hacienda. In the event that any such consent, approval or authorization is required, then it is Hacienda's responsibility, at its sole expense, to promptly obtain the same. Hacienda acknowledges that a rezoning and a parcel map must be filed with and approved by Clark County in connection with the performance of this Agreement by Torino. Torino shall be responsible for the rezoning application and process; however, Hacienda agrees that the application may be made in the name of Hacienda, at the option of Torino. Failure by Torino to obtain zoning to RVP on the Property will terminate this Agreement and all deposit money paid by Hacienda will be returned to Hacienda.

     (g) Hacienda has full legal and corporate authority to complete this transaction and relocate all of the Club and membership to the new location outlined in this Agreement, and the transaction and relocation contemplated herein do not violate any laws or breach any contracts of Hacienda or the Club. Hacienda agrees to indemnify, defend, and pay legal costs for Torino if any legal action relating to this transaction or the relocation is brought against Torino, Hacienda, and/or the Club, by: the Club, Club members, any party having a current or previous contractual relationship with Hacienda or the Club, or any governmental agency (including, without limitation, the State of Nevada Real Estate Division). In the event of such legal action, Hacienda and Torino agree to work together to provide a satisfactory resolution to any claim, and Hacienda and Torino will use reasonable efforts to complete the transaction contemplated in this Agreement. Hacienda agrees to indemnify and hold Torino harmless from any claims by Club members, or any other parties, against the Club, or its sponsor, which result from the actions of Hacienda, or from operation or management of the Club, during the time prior to Closing, or which result from collection by Hacienda of Delinquent Notes after Closing.

     (h) Hacienda shall provide to Torino, by not later than the end of the Approval Period, Sahara's guaranty of Hacienda's performance under this Agreement, duly executed by Sahara, in the form and content attached hereto as EXHIBIT "G".

     (i) The terms of the Club membership agreement provide that the nature and extent of the Club facilities are subject to change and the Club sponsor may add, remove, or relocate any or all facilities as it deems desirable, but the sponsor must employ its best efforts to provide equal or similar facilities for any facility removed.

     (j) There are no known investigations by any governmental agencies or any claims, suits, counterclaims, or proceedings in law or in equity against the Club, or against Hacienda, relating to the Club. Any lawsuits or claims against the Club, or against the sponsor relating to the Club, which become known, will be presented to Torino prior to Closing.

     (k) To the best of Hacienda's knowledge, the Club is not operating in violation of any federal, state, or local statute, law, ordinance, rule or regulation.

     (l) Hacienda agrees to indemnify Torino against any lawsuits brought against the Club as a result of the discharge of hazardous substances on the Hacienda Resort Hotel and Casino property or any contiguous real property.

     (m) Between the Agreement Date and Closing, Hacienda shall operate the Club in the ordinary course of business, subject to ordinary wear and tear and deterioration.

     (n) After June 28, 1995, Hacienda will not sell new memberships in the Club.

     (o) True, correct and complete copies of the Club's original, subsequent, and current public offering statements are attached hereto as EXHIBIT "H".

     (p) True, correct and complete copies of all permits for or pertaining to the Club, and all amendments, conditions and restrictions of and to such permits (including, without limitation, any and all permits required by or under NRS Chapter 119B), are attached hereto as EXHIBIT "I".

     (q) Other than Club membership contracts, there are no Club contracts, obligations, or liabilities.

     (r) There is no membership association (including, without limitation, any membership association formed pursuant to NRS Chapter 119B) of or in connection with the Club.

     (s) Exhibits "B" through "J" inclusive hereto are true, correct and complete representations or copies of what each purports to be.

     (t) Casino Properties, Inc. has been fully merged into Hacienda Hotel, Inc., which is the current holder of all of the Membership Notes, and no Membership Note is or has been sold.

     (u) The representations or warranties by Hacienda in this Agreement are true and correct in all material regards. There are no representations or warranties of Hacienda other than as specifically set forth in this Agreement.

     (v) Any and all exhibits not attached hereto as of the Agreement Date shall be furnished by not later than the end of the Approval Period, unless earlier required pursuant to the Agreement.

4.02 Torino represents and warrants to Hacienda as follows:

     (a) Brett Torino is an individual, resident in the State of Nevada, who has full capacity and authority to enter into this Agreement.

     (b) The execution, delivery, and performance of this Agreement by the persons executing the same by or on behalf of Torino, or assigns, have been duly and validly authorized (and by their execution hereof such persons individually represent and warrant that they are so authorized) and this Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Torino, enforceable in accordance with their respective terms.

     (c) Torino agrees to indemnify and hold Hacienda harmless from any claims by Hacienda Adventure members, or any other parties, against the Club, or its sponsor, which result from the actions of Torino, or Torino's management of the Club, during the time after Closing.

     (d) The representations or warranties by Torino in this Agreement are true and correct in all material regards. There are no representations or warranties of Torino other than as specifically set forth in this Agreement.

     (e) Upon Closing, Torino shall be responsible for the management of the Club at the New RV Park and shall perform all duties and meet all obligations of the Club sponsor for as long as there are valid members in the Club. Torino shall construct to completion the New RV Park, in a workmanlike manner in accordance with Clark County Code and ordinances and the approved development plans and specifications provided to Hacienda and Clark County. The site plan specifications and construction schedule shall be approved by Hacienda prior to the end of Torino's Feasibility Period. Torino shall provide to Hacienda a performance and completion guarantee for the planned improvements to the Property, and such guarantee shall be secured by the Property.

     (f) Torino, upon Closing, warrants to Hacienda that as long as there exists one or more valid Club members, Torino shall own, operate, and maintain, or provide, an RV park to accommodate the Club and its members, at a ratio of at least one (1) RV space for each fifteen (15) Club members. Torino shall abide by all the material terms, covenants, conditions, and warranties contained in the contract agreements executed by the Club members and Hacienda, and Torino is assuming the contract obligations and contract conditions of those agreements on behalf of Hacienda as part of this Agreement.

4.03 The representations and warranties contained herein are made with the knowledge and expectation that Hacienda and Torino are placing complete reliance thereon. The representations and warranties contained herein shall be true and correct as of the date of execution hereof, or such other date as specified herein, and shall survive the Closing.

                                   Section 5
                   Access and Information; Pre-Closing Period

5.01 Throughout the Feasibility Period, Hacienda shall give Torino and Torino's counsel, accountants, and other representatives, full access to Hacienda's books, contracts, and records with respect to the Club. Torino shall treat all such books, contracts, and records as confidential information.

5.02 During the period immediately following the Feasibility Period and prior to Closing ("PRE-CLOSING PERIOD"), Hacienda and Torino shall cooperate in good faith regarding all matters pertaining to the Club (including, but not necessarily limited to, collection of Membership Notes; training of Torino representatives in RV park and Club management and operations; sharing of information; transfer of records, computer systems, permits, and so on).
     If requested by Torino, Hacienda will cooperate to help to preserve any grandfathered or favorable conditions outlined in the Nevada Real Estate Division permit held by Resort Marketing International, subject to approval by the Nevada Real Estate Division.

5.03 Hacienda promptly shall pay all costs incurred by Torino during the Pre-Closing Period for engineering plans, hydrology studies, traffic studies, landscape plans, and other similar plans or studies, connected with the Property and/or the New RV Park. Such amounts paid by Hacienda during the Pre-Closing Period shall be credited against any and all amounts to be paid by Hacienda to Torino at Closing.

5.04 During the Pre-Closing Period and for a period of up to one (1) year after Closing, Torino, in its sole discretion, may elect to have produced, printed, and mailed or delivered to Club members, a sophisticated marketing package (up to and including 4-color process) pertaining to the Club and the New RV Park, to encourage Club members to voluntarily relinquish their Club membership in favor of membership in a new, Torino-sponsored club (subject to Torino receiving necessary permit(s) in connection with any such new club). In the event that Torino so elects, Hacienda promptly shall pay to Torino amounts equal to one-half of the costs incurred in connection with such marketing package. Such payment by Hacienda shall be in addition to any and all other amounts required to be paid by Hacienda under this Agreement.


                                   Section 6
                                    Closing

6.01 The consummation of Hacienda's assignment of the Club to Torino and the execution of the transfer, in accordance with the provisions of this Agreement (the "CLOSING"), shall occur at the offices of First American Title Company ("ESCROWEE"), Las Vegas, Nevada. Closing shall be accomplished within two (2) business days after all of the following have occurred:

     (a) Torino has successfully completed construction of the New RV Park in accordance with the approved plans and specifications.

     (b) Torino has caused a certificate of occupancy to be issued for the New RV Park and Torino is duly licensed to conduct business on the Property.

     (c) The New RV Park is open for business and can begin to accommodate Club members.

     (d)  Fulfillment by Hacienda of its obligations as set forth in Section
          6.02 below.

6.02 At the Closing, and in addition to other items required under the terms of this Agreement, Hacienda shall deliver to Escrowee, for delivery to Torino, the following:

     (a) A Bargain and/or Sale Document as appropriate between the parties, in the form of EXHIBIT "J" attached hereto, transferring sponsor responsibility for the Club from Hacienda to Torino.

     (b) All money required to be paid by Hacienda to Torino pursuant to this Agreement, which has not already been paid.

6.03 Unless otherwise specifically provided for herein, this Agreement shall serve, for both parties hereto, as the indemnification, warranty, or guarantee required under any section of this Agreement.

6.04 Possession of the Club shall be delivered to Torino as of Closing. It is the intent of this Agreement that Hacienda shall, at the Closing, convey to Torino all rights, contracts, title and interest to the Club membership and all rights presently held by Hacienda in the Club, excluding any Membership Notes which are not paid in full. Hacienda agrees that at the Closing, and at any time thereafter, upon request from Torino, Hacienda shall, at Hacienda's cost and expense, cause to be executed, acknowledged and delivered to Torino such assignments, conveyances, transfers, and other instruments and documents and shall cause to be performed such acts as Torino shall from time to time require for the perfecting, assuring, conveying, assigning, transferring and confirming unto Torino of the rights herein conveyed or assigned or intended, now or hereafter, so to be.

6.05 All costs, fees, and expenses in connection with transfer taxes and conveyances, if any, shall be paid by Hacienda. All escrow fees shall be paid equally by Torino and Hacienda.

6.06 Torino shall deliver to Hacienda, through escrow, completion and performance guarantees for the construction of the New RV Park, together with the approved rezoning of the Property to RVP and the approved site and development plan for all improvements to the Property. The completion date of improvements will be guaranteed by Torino by separate document which document will be part of this escrow.

6.07 The terms, covenants, and conditions hereof shall not merge with any conveyance, and shall survive the Closing and shall continue in full force and effect as long as the Club, or its successor, remains in operation.


                                   Section 7
                                 Brokerage Fees

Each of the parties hereto represents to the other that it has not entered into any agreement for the payment of any fees, compensation, or expenses to any person, firm, or corporation in connection with the transactions provided for herein. Hacienda and Torino each agrees to hold and save the other harmless from any such fees, compensation, or expenses which may be suffered by reason of any other agreements, or purported agreements, by the parties to pay any brokerage fees.


                                   Section 8
                                    Notices

Any and all notices and demands by any party hereto and any notices required or desired to be given hereunder by any other party shall be in writing and shall be validly given or made only if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or if made by Federal

Express or other similar delivery service keeping records of deliveries and attempted deliveries, or if sent by telecopy. Service by United States mail or by Federal Express or other similar delivery service shall be conclusively deemed made on the first business day delivery is attempted, or upon receipt, whichever is sooner. Service by telecopy shall be deemed made upon confirmed transmission. Any notice or demand to Torino shall be addressed to:

          __________________________ LLC
          Attention: Brett Torino and Stephen Macie
          4820 Alpine Place #E-202
          Las Vegas, NV 89107

with a copy to:

          Barry S. Goold, Esq.
          Goold, Patterson, DeVore & Rondeau
          300 South Fourth Street
          905 Bank of America Plaza
          Las Vegas, NV  89101

Any notice or demand to Hacienda shall be addressed to:

          Hacienda Hotel, Inc.
          Resort Marketing International
          Attention: David Lowden
          Santa Fe Hotel and Casino
          4949 N. Rancho Drive
          Las Vegas, NV 89130.

with a copy to:

          Sahara Gaming Corporation
          Attention: Paul Lowden
          Santa Fe Hotel and Casino
          4949 N. Rancho Drive
          Las Vegas, NV 89130.

The parties may change their address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the others, which notice of change of address shall not become effective, however, until the actual receipt thereof by the others.


                                   Section 9
                                 Governing Law

This Agreement shall be deemed to be made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws thereof. Clark County, Nevada shall be the exclusive venue for any action brought by the parties in any way related to this Agreement.

                                 Section 10
                                 Binding Effect

Subject to any limitation on assignment set forth in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. It is specifically agreed that Torino may not assign, transfer, or convey any or all of its rights and obligations hereunder, without the consent of Hacienda, which shall not be unreasonably withheld. Hacienda may not assign or transfer its rights and obligations under this Agreement without the prior consent of Torino, which shall not be unreasonably withheld. This Agreement is not intended to, and shall not, create any rights in any person or entity, whatsoever, except Torino and Hacienda or their consented assigns. Any assignment consented to hereunder shall not operate to relieve the assigning party of its warranties and indemnities hereunder, unless and to any extent specifically set forth in the assignment document approved by the non-assigning party hereto.


                                   Section 11
                                  Severability

If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable by the laws applicable thereto, such provision shall be deemed severable from, and shall in no way affect the enforceability and validity of the remaining provisions of this Agreement. All provisions, covenants, and conditions of this Agreement, and all applications thereof, not held invalid, void, or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.


                                   Section 12
                                 Interpretation

This Agreement is an agreement between financially sophisticated and knowledgeable parties and is entered into by the parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared (or caused the preparation of) this instrument or the relative bargaining power of the parties.


                                   Section 13
                           Joint Escrow Instructions

This Agreement shall constitute joint escrow instructions of the parties hereto. The parties shall execute such escrow instructions, not in conflict with the terms hereof, as may be required to fully effectuate the terms, covenants and conditions hereof.


                                   Section 14
                          Calculation of Time Periods

If any date, herein set forth for the performance of any obligation by Hacienda or Torino or for the delivery of any instrument or notice provided for herein, should be a Saturday, Sunday, or legal holiday, such performance or delivery may be made on the next business day following such Saturday, Sunday, or legal holiday. As used herein, the term "LEGAL HOLIDAY" means any state or federal holiday for which financial institutions or post offices are closed, in the local jurisdiction in which the Property is located, for observance thereof, and the term "BUSINESS DAY" means any day which is not Saturday, Sunday, or a legal holiday.

                                   Section 15
                                    Exhibits

All exhibits and schedules referred to herein and attached hereto are hereby made a part of this Agreement and are incorporated herein by this reference.

                                   Section 16
                                Entire Agreement

This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

                                   Section 17
                                Attorneys' Fees

In the event any action or proceeding is commenced by any party against any other in connection herewith, including but not limited to any proceeding in bankruptcy, the prevailing party shall be entitled to recover from the other party all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in such action or proceeding, in addition to any other relief awarded by the court.

                                   Section 18
                                Time of Essence

Time is of the essence of this Agreement and all of the terms, provisions, covenants and conditions hereof.

                                   Section 19
                             Captions and Pronouns

The captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference to this Agreement and in no way whatsoever define, limit, amplify or describe the scope or intent of this Agreement, nor in any way shall they be used in interpreting the terms of this Agreement, nor shall they affect this Agreement. Personal pronouns used herein shall be construed as though of the gender and number required by the context, and the singular shall include the plural and the plural the singular as may be required by the context.

                                   Section 20
                                Reporting Person

Escrowee is hereby designated as the Reporting Person (as defined in Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder) as permitted by Treasury Regulation Section 1.6045-4(e)(5).

                                 Section 21
                          Joint and Several Liability

If any party consists of more than one person or entity, the liability of such person or entity signing this Agreement shall be joint and several.

                                   Section 22
                                  Counterparts

This Agreement may not be executed in counterparts. This Agreement is not binding until fully executed copies of this Agreement by all the parties hereto are deposited into escrow with receipt of copies acknowledged by Torino and Hacienda.

                                   Section 23
                              Signature by Torino

Any other provision herein notwithstanding, the parties hereby acknowledge and agree that Brett Torino is executing this Agreement individually, subject to the following: (a) Brett Torino will cause to be formed a limited liability company ("company"), of which he will have a principal interest; (b) when such company is formed, all interest, rights and obligations of Torino hereunder will be assigned and delegated to the company, and Hacienda hereby consents to such assignment and delegation; (c) the company will execute and deliver to Hacienda a document reasonably acceptable to Hacienda, agreeing to be bound by the terms, conditions and covenants of the Agreement, as the sole "Torino" party hereunder; and (d) at the time the limited liability company executes and delivers such document to Hacienda, Brett Torino shall be fully released from any and all personal liability hereunder, and thereafter, Brett Torino shall have no personal liability whatsoever.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

          HACIENDA:              HACIENDA HOTELS, INC.



                                 By: /s/ Paul W. Lowden
                                    _________________________________
                                  Paul W. Lowden, Chairman


                                 RESORT MARKETING INTERNATIONAL



                                 By: /s/ Paul W. Lowden
                                    _________________________________
                                  Paul W. Lowden, Chairman


          TORINO:


                                 By: /s/ Brett Torino
                                    _________________________________
                                  Brett Torino

                                LIST OF EXHIBITS
                                ----------------


A    -     Property Description
B    -     Club Membership Contract (standard form); Club Rules & Regulations
C    -     Dues Paying Status of Club Members (computer report)
D    -     Sahara Resolution (Approval)
E    -     Summary or Abstract of Club Members' Files
F    -     CCC Agreement; CCC Rules & Regulations
G    -     Sahara Guaranty
H    -     Club Public Offering Statement and amendments
I    -     Club Permits
J    -     Bargain/Sale Instrument from Hacienda to Torino